Exhibit 99.1

Finjan Secures $10.2 Million Series A Preferred Stock Financing
Financing is Non-Convertible into Common Stock

EAST PALO ALTO, CA – 05/12/16 -- Finjan Holdings, Inc. (NASDAQ: FNJN), a cybersecurity company, today announced that it has secured a $10.2 million Series A Preferred Stock financing in a private placement transaction led by Halcyon Long Duration Recoveries Investments I LLC (“Halcyon LDRII”), an affiliate of both funds managed by Halcyon Long Duration Recoveries Management LP and its affiliates (“Halcyon”) and Soryn IP Group, LLC (“Soryn”).

Finjan will issue 102,000 shares of Series A Preferred Stock at a price of $100 per share to Halcyon LDRII in this transaction, a non-dilutive financing for common shareholders of Finjan. No warrants were issued in connection with the transaction. The Series A Preferred Stock contains certain optional and mandatory redemptive provisions, does not accrue an annual cash dividend, and carries participation rights in certain of the Company’s revenue streams until securities are retired. A more complete summary of the financing is included in a Form 8-K which was filed by Finjan with the Securities and Exchange Commission on 05/12/16.

“Finjan has a rich 20-year history in developing cybersecurity technology which is captured in our valuable and durable portfolio of patents,” said Phil Hartstein, President and CEO of Finjan Holdings. “As a result of this non-convertible Series A financing, the investment flows directly onto our balance sheet and ensures we continue to operate our business and pursue licensing and enforcement efforts at a vigorous pace. This equity partnership with Halcyon and Soryn represents the Company’s first capital raise since going public and reflects more than just financing as it renews confidence in the foundation of Finjan’s historical licensing and enforcement results and supports ongoing operations.”

“We are very pleased to announce this financing of Finjan, an historical innovator in the cybersecurity space,” highlighted Michael Gulliford, the Founder & Managing Principal of Soryn.  “Finjan continues to transform by introducing new products, investing in start-ups and establishing industry wide best practices for patent licensing.  We have been, and continue to be, extremely impressed with Finjan’s management, technology and intellectual property.”

B. Riley & Company, LLC acted as placement agent for the transaction. Morgan, Lewis & Bockius, LLP acted as legal counsel to B. Riley.

The Series A Preferred shares have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering sold would be unlawful.

Analyst and Investor Call with Management
A conference call to discuss the recent financing along with first quarter 2016 results is scheduled for 1:30 p.m. Pacific Daylight Time on May 16, 2016. Analysts, investors, and other interested parties may access the conference call by dialing 1-855-327-6837. International callers can access the call by dialing 1-631-891-4304. An archived audio replay of the conference call will be available for 2 weeks beginning at 4:30 pm Pacific Time on May 16, 2016 and can be accessed by dialing 1-877-870-5176 and providing access code 10001218. International callers can access the replay by dialing 1-858-384-5517. The call will also be archived on Finjan’s investor relations website.
ABOUT FINJAN
Established nearly 20 years ago, Finjan is a globally recognized leader in cybersecurity. Finjan’s inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation. For more information, please visit www.finjan.com.

ABOUT HALCYON LDRII
Soryn, and funds managed by Halycon Long Duration Recoveries Management LP and its affiliates make up Halcyon LDRII. Soryn (www.sorynipgroup.com) is a patent advisory and finance firm that creates, manages, monetizes and finances the patent operations of clients ranging from start-ups to universities to billion dollar corporations.

Follow Finjan Holdings, Inc.:
Twitter: @FinjanHoldings
LinkedIn: linkedin.com/company/finjan
Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Finjan’s expectations and beliefs regarding Finjan’s licensing program, the outcome of pending or future enforcement actions, the granting of Inter Partes Review (IPR) of our patents or an unfavorable determination pursuant to an IPR or other challenges at the USPTO of our patents, the enforceability of our patents, the cost of litigation, the unpredictability of our cash flows, our ability to expand our technology and patent portfolio, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings' intended operational plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2015, and the Company's periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc. All forward-looking statements herein reflect our opinions only as of the date of this release. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Investor Contact:
Vanessa Winter | Director of Investor Relations, Finjan Holdings
Alan Sheinwald or Valter Pinto | Capital Markets Group LLC
(650) 282-3245 | investors@finjan.com

Halcyon LDRII Contact:
Manish K. Mital
212-303-9479

Soryn Contact:
Michael Gulliford | Managing Principal, Soryn IP Group
(646) 378-2059 | mgulliford@sorynipgroup.com